Exhibit 23.2















The Board of Directors
AFLAC Incorporated
Columbus, Georgia

Ladies and Gentlemen:

Re:  Registration Statement Form S-3

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 25, 1995, July 24, 1995, and October 25, 1995, related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


KPMG Peat Marwick LLP


Atlanta, Georgia
November 21, 1995